EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES OF BENEFICIAL INTEREST AT THIS TIME,
PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S
TENDER OFFER.

May 3, 2023

Dear MVP Private Markets Fund Shareholder:

We are writing to inform you of important dates relating to a tender offer by MVP Private Markets Fund (the “Fund”). If you are not interested in having the Fund repurchase some or all of your shares of beneficial interest (including fractions thereof) (“Shares”) valued as of June 30, 2023, please disregard this notice and take no action.

The tender offer period will begin on May 3, 2023 and will end at 11:59 p.m., Eastern Time, on June 5, 2023, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all or some of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by SS&C GIDS, Inc. (“GIDS”) no later than June 5, 2023. If you do not wish to have all or some of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to MVP Private Markets Fund, c/o SS&C GIDS, Inc., PO Box 219045, Kansas City, Missouri, 64121-9045; or (ii) fax it to (833) 949-2830; or (iii) secured email to mvpprivate.ai@sscinc.com, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is received before 11:59 p.m., Eastern Time, on June 5, 2023.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at GIDS at (844) 663-0164.

Sincerely,

MVP Private Markets Fund

14